BorgWarner Inc.

World Headquarters

3850 Hamlin Road
Auburn Hills
Michigan 48326, USA

BorgWarner

Frédéric Lissalde

President and Chief Executive Officer

February 3, 2020

Subject: Introduction and Integration Planning

Dear Delphi Technologies Employees:

On behalf of my colleagues at BorgWarner, I am writing to share how excited we are to eventually combine our companies and welcome Delphi Technologies to the BorgWarner team. We are uniting two industry-leading, innovative companies to create an even stronger leader in propulsion systems.

For those of you who are not familiar with BorgWarner, we are a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. We are headquartered in Auburn Hills, Michigan, and have manufacturing and technical facilities in 67 locations across 19 countries. For more than 100 years, we have innovated to stay at the forefront of product leadership.

We recognize that you have been through some significant changes over the last several years and believe strongly in our future together. We are impressed by your work and the technologies you have developed and believe that, together, we will be well-positioned to create a propulsion systems company uniquely equipped to serve our global OEM and aftermarket customers. As customer demand grows for cleaner and more efficient vehicles, we will be better equipped to develop, design and manufacture products that result in cleaner, longer-lasting vehicles, helping us realize our shared vision of a more energy-efficient world.

We have a lot to do in the coming weeks and months and intend to develop a thoughtful integration plan. To help facilitate this effort, we have established an integration planning team led by Tania Wingfield from BorgWarner and Paul Farrell from Delphi Technologies. Tania joined our company through the Remy acquisition in 2015 and brings valuable experience to this new role.

We intend to communicate with you in an open and transparent way as we make decisions around the structure and leadership of the combined company. Over the coming weeks, members of our executive team will be visiting major sites around the world. We look forward to meeting and speaking with as many of you as possible.

As excited as we are about our combination, it will take some time before the transaction is completed, and only then can we operate as one company. We must first receive the required regulatory approvals and approval from Delphi Technologies' stockholders and satisfy other customary closing conditions. We anticipate completing the transaction in the second half of 2020, and until that time, we will continue to operate as separate companies.

BorgWarner

Thank you for all that you do for Delphi Technologies and the important role each of you will play in helping to create a successful future together with BorgWarner. I look forward to welcoming you to the team.

Sincerely,

See you soon Fred

**No Offer or Solicitation**

This communication is being made in respect of the proposed transaction. This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In particular, this communication is not an offer of securities for sale into the United States. No offer of securities shall be made in the United States absent registration under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. Any securities issued in the Transaction are anticipated to be issued in reliance upon available exemptions from such registration requirements pursuant to Section 3(a)(10) of the Securities Act. In connection with the proposed transaction, Delphi Technologies will file certain proxy materials, which shall constitute the scheme document and the proxy statement relating to the Transaction (the "proxy statement"). The proxy statement will contain the full terms and conditions of the Transaction, including details with respect to the Delphi Technologies shareholder vote in respect of the Transaction. Any decision in respect of, or other response to, the Transaction should be made only on the basis of the information contained in the proxy statement.

**Participants in the Solicitation**

Delphi Technologies, BorgWarner and certain of their respective directors, executive officers and employees may be deemed "participants" in the solicitation of proxies from Delphi Technologies shareholders in respect of the proposed transaction. Information regarding the foregoing persons, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and any other relevant documents to be filed with the Securities and Exchange Commission (the "SEC"). You can find information about Delphi Technologies' directors and executive officers in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, its definitive proxy statement filed with the SEC on Schedule 14A on March 15, 2019, and certain of Delphi Technologies' Current Reports on Form 8-K filed with the SEC on January 7, 2019 and July 30, 2019. You can find information about BorgWarner's directors and executive officers in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its definitive proxy statement filed with the SEC on Schedule 14A on March 15, 2019.

**Additional Information and Where to Find It**

This communication may be deemed solicitation material in respect of the Transaction. In connection with the Transaction, Delphi Technologies will file with the SEC and furnish to Delphi Technologies' shareholders a proxy statement and other relevant documents. This communication does not constitute a solicitation of any vote or approval. Before making any voting decision, Delphi Technologies' shareholders are urged to read the proxy statement and any other relevant documents filed or to be filed with the SEC in connection with the proposed transaction

or incorporated by reference in the proxy statement (if any) carefully and in their entirety when they become available because they will contain important information about the proposed transaction and the parties to the proposed transaction.

Investors will be able to obtain free of charge the proxy statement and other documents filed with the SEC at the SEC's website at http://www.sec.gov. In addition, the proxy statement and Delphi Technologies' and BorgWarner's respective annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act, as amended, are available free of charge through Delphi Technologies' and BorgWarner's websites at www.delphi.com and www.borgwarner.com, respectively, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

**Notice Regarding Forward-Looking Statements**

This communication may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that reflect, when made, Delphi Technologies' or BorgWarner's respective current views with respect to future events, including the proposed transaction, and financial performance or that are based on their respective management's current outlook, expectations, estimates and projections, including with respect to the combined group following the proposed transaction, if completed. Such forward-looking statements are subject to many risks, uncertainties and factors relating to Delphi Technologies' or BorgWarner's respective operations and business environment, which may cause the actual results of Delphi Technologies or BorgWarner to be materially different from those indicated in the forward-looking statements. All statements that address future operating, financial or business performance or Delphi Technologies' or BorgWarner's respective strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "could," "designed," "effect," "evaluates," "forecasts," "goal," "guidance," "initiative," "intends," "pursue," "seek," "target," "when," "will," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," "outlook" or "continue," the negatives thereof and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the possibility that the proposed transaction will not be pursued; failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to the proposed transaction; adverse effects on the market price of Delphi Technologies' ordinary shares or BorgWarner's shares of common stock and on Delphi Technologies' or BorgWarner's operating results because of a failure to complete the proposed transaction; failure to realize the expected benefits of the proposed transaction; failure to promptly and effectively integrate Delphi Technologies' businesses; negative effects relating to the announcement of the proposed transaction or any further announcements relating to the proposed transaction or the consummation of the proposed transaction on the market price of Delphi Technologies' ordinary shares or BorgWarner's shares of common stock; significant transaction costs and/or unknown or inestimable liabilities; potential litigation associated with the proposed transaction; general economic and business conditions that affect the combined group following the consummation of the proposed transaction; changes in global, political, economic, business, competitive, market and regulatory forces; changes in tax laws, regulations, rates and policies; future business acquisitions or disposals; competitive developments; and the timing and occurrence (or non-occurrence) of other events or circumstances that may be beyond Delphi Technologies' or BorgWarner's control.

For additional information about these and other factors, see the information under the caption "Risk Factors" in Delphi Technologies' most recent Annual Report on Form 10-K filed with the SEC and "Management's Discussion and Analysis of Financial Condition and Results of Operations" filed on February 21, 2019, and the information under the caption "Risk Factors" in BorgWarner's most recent Annual Report on Form 10-K filed with the SEC and "Management's Discussion and Analysis of Financial Condition and Results of Operations" on February 19, 2019.

Delphi Technologies' and BorgWarner's forward-looking statements speak only as of the date of this communication or as of the date they are made. Delphi Technologies and BorgWarner each disclaim any intent or obligation to update or revise any "forward looking statement" made in this communication to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as may be required by law. All subsequent written and oral forward-looking statements attributable to Delphi Technologies, BorgWarner or their respective directors, executive officers or any person acting on behalf of any of them are expressly qualified in their entirety by this paragraph.

**General**

The release, publication or distribution of this communication in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this communication and all other documents relating to the proposed transaction are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any such jurisdictions. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies involved in the proposed transaction disclaim any responsibility or liability for the violations of any such restrictions by any person.

Any response in relation to the proposed transaction should be made only on the basis of the information contained in the proxy statement and other relevant documents. Delphi Technologies shareholders are advised to read carefully the formal documentation in relation to the proposed transaction once the proxy statement and other relevant documents have been dispatched.